UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2007

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Avenue, Orlando, Florida 32801

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 407-650-1000

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01	Completion of Acquisition or Disposition of Assets

American Golf Corporation

On November 30, 2007, we acquired from American Golf Corporation and certain of its affiliates (collectively “AGC”) 22 golf properties (the “Fee Properties”) for a purchase price of $244.0 million. As previously reported on our Form 8-K filed on October 30, 2007, we entered into an asset purchase agreement on October 29, 2007 committing to acquire from AGC 28 golf properties consisting of the 22 Fee Properties and six leasehold interests (collectively, the “AGC Properties”). Eleven of the Fee Properties are located in Arizona, predominantly in the area surrounding Phoenix, with the remaining 11 properties sited in metropolitan areas of Illinois, Colorado, Kansas, Maryland, Minnesota, Nevada and Oklahoma. We anticipate closing on the remaining AGC Properties consisting of the leaseholds as we receive the required consents and estoppels prior to April 17, 2008; however, there can be no assurance that any or all of these conditions will be satisfied or, if satisfied, that the remaining properties will ultimately be acquired.

The following table sets forth the names and locations of each of the Fee Properties:

Ancala Country Club	Scottsdale, Arizona
Arrowhead Country Club	Glendale, Arizona
Arrowhead Golf Club	Littleton, Colorado
Continental Golf Course	Scottsdale, Arizona
Deer Creek Golf Club	Overland Park, Kansas
Desert Lakes Golf Course	Bullhead City, Arizona
Eagle Brook Country Club	Geneva, Illinois
Foothills Golf Club	Phoenix, Arizona
Hunt Valley Golf Club	Phoenix, Maryland
Kokopelli Golf Course	Gilbert, Arizona
Legend at Arrowhead Golf Resort	Glendale, Arizona
London Bridge Golf Club	Lake Havasu, Arizona
Majestic Oaks Golf Club	Ham Lake, Minnesota
Meadowbrook Country Club	Tulsa, Oklahoma
Mission Hills Country Club	Northbrook, Illinois
Painted Desert Golf Club	Las Vegas, Nevada
Ruffled Feathers Golf Club	Lemont, Illinois
Stonecreek Golf Club	Phoenix, Arizona
Superstition Springs Golf Club	Mesa, Arizona
Tallgrass Country Club	Wichita, Kansas
Tamarack Golf Club	Naperville, Illinois
Tatum Ranch Golf Club	Cave Creek, Arizona

As part of the transaction, on November 30, 2007, Evergreen Alliance Golf Limited, L.P. (“EAGLE,” formerly known as “EAGL”), which currently operates 15 of our golf properties, acquired five additional golf properties from AGC that it will operate on its own behalf.

All of the Fee Properties are daily fee courses except for the Ancala Country Club, Arrowhead Country Club, Eagle Brook Country Club, Hunt Valley Golf Club, Meadowbrook Country Club, Mission Hills Country Club, Tallgrass Country Club, and Tatum Ranch Golf Club, which are private courses. All of the Fee Properties have 18-hole golf courses, except for Majestic Oaks Golf Club, London Bridge Golf Club and Hunt Valley Golf Club, which feature courses with 45, 36 and 27 holes, respectively.

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At closing, we leased our interests in the Fee Properties on a long-term triple-net basis to EAGLE to operate on our behalf. The leases for all of the Fee Properties have a 20-year initial term, with four 5-year renewal options. The minimum annual rent for our leases for the Fee Properties is approximately $20.7 million in the aggregate in the initial year. All of the leases are cross-defaulted among themselves and with our existing EAGLE Golf Club leases.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On November 30, 2007, our board of directors (the “Board”) amended article three, section 11 of our bylaws by written consent to increase the directors’ compensation for their services on our Board and our audit committee. More specifically, the Board agreed to increase the annual fee for directors to $45,000 from $30,000. In addition, the Board agreed to increase the annual fee for the audit committee chairperson to $10,000 from $5,000, and to increase the Board meeting fee and audit committee meeting fees to $2,000 from $1,500 for each meeting attended. The compensation increase will go into effect starting on January 1, 2008, and a copy of the amendment containing the revised bylaw is attached hereto as Exhibit 3.1

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Financial statements for the transactions described in Item 2.01 above will be filed under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this initial report on Form 8-K is filed.

(b)	Pro Forma Financial Information.

Pro forma financial information for the transactions described in Item 2.01 above will be filed under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this initial report on Form 8-K is filed.

(c)	Not applicable.

(d)	Exhibits.

3.1	Amendment No. Three to the Bylaws of CNL Income Properties, Inc.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2007	CNL INCOME PROPERTIES, INC.

	By:	/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Chief Financial Officer

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